EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 of General DataComm Industries, Inc. of our report dated January 4, 2005 relating to our audits of the consolidated balance sheets of General DataComm Industries, Inc. as of September 30, 2004 and 2003 and the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended and the related schedule, which report appears in the September 30, 2004 annual report on Form 10-K of General DataComm Industries, Inc. Our report contains an explanatory paragraph that states that the Company has both a working capital and stockholders' deficit, has limited ability to obtain new financing and during fiscal 2005 may be unable to comply with financial loan covenants related to its restructured secured indebtedness, all of which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Eisner LLP

New York, New York
April 7, 2005

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